Exhibit 10.2

Form of Performance Restricted Stock Units Award Agreement
for Grants on or after February 14, 2020

Award Agreement
This document contains your Award Agreement under the Bank of America Corporation Key Employee Equity Plan.

What you need to do

1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.

2.	Print the Award Agreement and file it with your important papers.

3.	Accept your Award Agreement through the online acceptance process.*

4.	Designate your beneficiary on the Benefits OnLine® Beneficiary tab.

5.
More detailed information about competitive businesses can be found on HR Connect under Money / Pay / Incentive plans & awards / How Performance Plan awards are paid, to the extent that the competition restriction is applicable to you, as described in this Award Agreement.

*If you do not accept your Award Agreement through the online acceptance process by [date], or such other date that may be communicated, Bank of America will automatically accept the Award Agreement on your behalf.

Key Employee Equity Plan Performance Restricted Stock Units Award Agreement
Granted To:
Grant Date:
Grant Type:
Grant Code:
Number Granted:
Note: The number of Restricted Stock Units is based on a “divisor price” of $[price], which is the ten (10)-day average closing price of Bank of America Corporation common stock for the ten (10) business days immediately preceding and including [date].
This Performance Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an employee of Bank of America or one of its Subsidiaries.

Bank of America sponsors the Bank of America Corporation Key Employee Equity Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).
The Restricted Stock Units covered by this Agreement are being awarded to you in connection with your participation in the Performance Year [year] program and the Bank of America Corporation Executive Incentive Compensation Plan, subject to the following terms and provisions.

1.
Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America awards to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.

2.	You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Stock Plan and this Agreement.

3.
The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in accordance with the terms and conditions of the Stock Plan and this Agreement in the amounts and on the dates shown on the enclosed Exhibit A.

4.
If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Restricted Stock Units been actual Shares will be accumulated and paid in cash through payroll when the Restricted Stock Units become earned and payable. Dividend equivalents are credited with interest at the three (3)-year constant maturity Treasury rate in effect on the grant date noted above until the applicable payment date provided in Exhibit A.

5.
You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws, as determined by Bank of America, as a condition precedent to the delivery of any Shares pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that you will (i) not distribute or resell any of said Shares in violation of the U.S. Securities Act of 1933, as amended, (ii) indemnify and hold Bank of America harmless against all liability for any such violation and (iii) accept all liability for any such violation.

6.
You agree that the Award covered by this Agreement is subject to the Incentive Compensation Recoupment Policy set forth in the Bank of America Corporate Governance Guidelines. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the long-term performance incentives created by the Award, Bank of America will be entitled to recover from you in its sole discretion some or all of the Shares (and any related dividend equivalents) paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common stock, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any Shares (and any related dividend equivalents) paid to you pursuant to this Agreement. In addition, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.

7.
You may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. Any beneficiary designation in effect at the time of your termination of employment with Bank of America and its Subsidiaries (other than a termination of employment due to your death) will remain in effect following your termination of employment unless you change your beneficiary designation or it otherwise ceases to be enforceable and/or valid in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

8.
The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.
Bank of America may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an online or electronic system established and maintained by Bank of America or a third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time or as otherwise determined appropriate by Bank of America, in its sole discretion, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

10.	You acknowledge that Bank of America has not provided you with any legal advice and that you have the right to consult with your personal legal advisor prior to accepting this Agreement.

11.	You acknowledge that, regardless of any action taken by Bank of America or your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax,

payment on account or other tax-related items (or, if applicable, your portion thereof) related to your participation in the Stock Plan (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including but not limited to the grant and vesting of the Restricted Stock Units, your satisfaction of any age and/or length of service criteria, the payment of any Restricted Stock Units, the subsequent sale of any Shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends and/or dividend equivalents, (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any specific tax result and (iii) do not commit to and are under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for you. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation Bank of America or your employer pays to you, withholding Tax-Related Items from the cash proceeds, if any, received upon any sale of any Shares received in payment for your Restricted Stock Units and, at the time of payment, withholding Shares to meet withholding obligations for Tax-Related Items, in an amount which does not exceed the maximum statutory tax rates in the applicable jurisdictions. Bank of America may refuse to pay any earned Restricted Stock Units if you fail to comply with any obligations in connection with the Tax-Related Items.

12.
The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan, unless otherwise required by applicable law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this Award is made and/or to be performed, and no other courts, unless otherwise required by applicable law.

13.
In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.

14.
If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.
Brian T. Moynihan
Chairman and Chief Executive Officer

Exhibit A
Bank of America Corporation Key Employee Equity Plan
PAYMENT OF PERFORMANCE RESTRICTED STOCK UNITS
(a)PERFORMANCE VESTING SCHEDULE AND SETTLEMENT DATE

(i)Performance Vesting Schedule and Settlement Date. Subject to the additional conditions set forth in paragraph (a)(iv) below, the number of Restricted Stock Units that are earned for the Performance Period with respect to each metric equals (A) the total number of Restricted Stock Units granted times (B) the applicable weighting times (C) the percentage earned in accordance with the following table, rounded down to the next whole unit.

Three-year Average ROA (50% Weighting)		Three-year Average Growth in Adjusted TBV (50% Weighting)
Standard	% Earned	Standard	% Earned
<60 bps 60 bps 80 bps ≥100 bps	0% 33-1/3% 66-2/3% 100%	<5.25% 5.25% 7.00% ≥8.50%	0% 33-1/3% 66-2/3% 100%
The Three-year Average ROA and the Three-year Average Growth in Adjusted TBV will be determined in accordance with conventional rounding principles to the nearest basis point (for Three-year Average ROA) and the nearest one-hundredth of a percent (for Three-year Average Growth in Adjusted TBV) (e.g., 60.4 bps will be rounded down to 60 bps for Three-year Average ROA and 5.256% will be rounded up to 5.26% for Three-year Average Growth in Adjusted TBV). The percentage earned for performance between levels at or above the threshold level (i.e., sixty (60) bps for Three-year Average ROA and 5.25% for Three-year Average Growth in Adjusted TBV) shall be interpolated on a straight line basis. No interpolation shall apply for performance below the threshold level.
(ii)Determination. The determination as to whether, and the extent to which, the performance vesting requirements of this paragraph (a) have been satisfied for the Performance Period shall be made as soon as practicable after the end of the Performance Period with an effective date of [date], and such results must be certified in writing by the Committee before settlement.

(iii)Settlement Date. The “Settlement Date” for any portion of the Award that satisfies the performance vesting requirements under this paragraph (a) shall be [date], provided, however, that in case of termination of employment due to your death as set forth in paragraph (b)(i) below, or in the case of your death following termination of employment as set forth in paragraph (b)(ii), (b)(iv) or (c) below, the “Settlement Date” shall be the date of your death. On the Settlement Date, to the extent earned, the Restricted Stock Units payable as of the Settlement Date shall be settled 100% in Shares. Settlement shall occur as soon as administratively practicable after the Settlement Date, generally within thirty (30) days.

(iv)Additional Conditions. For any portion of the Award payable as of the Settlement Date, you must remain employed with Bank of America and its Subsidiaries through the Settlement Date except as otherwise provided in paragraphs (b) and (c) below. In addition, payment as of the Settlement Date is subject to your complying with the covenants set forth in paragraph (d) below and the additional performance-based cancellation provision set forth in paragraph (e) below.

(b)IMPACT OF TERMINATION OF EMPLOYMENT ON RESTRICTED STOCK UNITS. If your employment with Bank of America and its Subsidiaries terminates prior to the Settlement Date, then the Restricted Stock Units (together with any related dividend equivalents) shall become earned and payable or be canceled depending on the reason for termination as follows.

(i)Death. The Restricted Stock Units (and any related dividend equivalents) shall become immediately earned and payable as of the date of your termination of employment if your termination is due to your death. Payment will be made as soon as administratively practicable, generally within thirty (30) days after notification of termination from the payroll system.

(ii)Disability. If your employment is terminated by Bank of America or its Subsidiaries due to your Disability, then the Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with paragraph (a) above (without regard to whether you are employed by Bank of America or its Subsidiaries as of the Settlement Date), subject to your complying with the covenants set forth in paragraph (d) below and to the additional performance-based cancellation provision set forth in paragraph (e) below. Notwithstanding anything in this paragraph (b)(ii) to the contrary, upon your death following a termination of employment by Bank of America or its Subsidiaries due to your Disability, the Restricted Stock Units (and any related dividend equivalents) that are continuing to become earned and payable in accordance with the provisions of this paragraph (b)(ii), but have not yet become earned and payable, shall become immediately earned and payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.

(iii)Termination by your Employer with Cause. If your employment is terminated by your employer with Cause, then the Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of your termination of employment.

(iv)Change in Control. Notwithstanding anything in this Agreement to the contrary, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) your employment is terminated without Cause or (2) you terminate your employment with Bank of America or its Subsidiaries for Good Reason, then the Restricted Stock Units (and any related dividend equivalents) shall become immediately earned as of the date of such termination and shall be payable as of the Settlement Date, without regard to the covenants set forth in paragraph (d) below, but subject to the additional performance-based cancellation provision set forth in paragraph (e) below. Notwithstanding anything in this paragraph (b)(iv) to the contrary, upon your death following (A) a termination of your employment without Cause on or before the second anniversary of a Change in Control or (B) a termination of your employment with Bank of America or its Subsidiaries for Good Reason on or before the second anniversary of a Change in Control, the Restricted Stock Units (and any related dividend equivalents) that are continuing to become payable in accordance with the provisions of this paragraph (b)(iv), but have not yet become payable, shall become immediately payable as of the date of your death, and payment will be made as soon as administratively practicable following your death.

(v)All Other Terminations. In case of All Other Terminations, unless your termination of employment is a Qualifying Termination as described below, the Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of your termination of employment. [For Mr. Montag: Notwithstanding the foregoing or any other provision herein to the contrary, in accordance with the terms of your offer letter dated May 1, 2008, if your employment is terminated by Bank of America without “Cause” or you terminate your employment for “Good Reason” (as such terms are defined in your offer letter), then the Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with paragraph (a) above (without regard to whether you are employed by Bank of America and its Subsidiaries as of the Settlement Date), subject to your complying with the covenants set forth in paragraph (d) below and to the additional performance-based cancellation provision set forth in paragraph (e) below.]

(c)QUALIFYING TERMINATION. If your employment terminates for any reason other than your death, your Disability, Cause or in connection with a Change in Control as described in paragraph (b)(iv) above and your termination of employment is a Qualifying Termination, then the Restricted Stock Units (and any related dividend equivalents) shall continue to become earned and payable in accordance with paragraph (a) above (without regard to whether you are employed by Bank of America and its Subsidiaries as of the Settlement Date), subject to the performance-based cancellation provision set forth in paragraph (e) below, provided that (i) to the extent permissible under applicable law, you do not engage in Competition during such period, (ii) you comply with the covenants described in paragraph (d) below and (iii) prior to March 1 of each year during which your Restricted Stock Units remain payable, you provide Bank of America with a certification that you have not engaged in Competition to the extent the Competition restriction in (i) above is applicable.

To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy any of the foregoing requirements, then the Restricted Stock Units (and any related dividend equivalents) shall be immediately canceled as of the date of such determination. In addition, from time to time following your Qualifying Termination, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition. Notwithstanding anything in this paragraph (c) to the contrary, upon your death following a Qualifying Termination, the Restricted Stock Units (and any related dividend equivalents) that are continuing to become earned and payable in accordance with the provisions of this paragraph (c), but have not yet become earned and payable, shall become immediately earned and payable as of the date of your death, and payment will be made as soon as administratively practicable following your death. Notwithstanding anything in this Agreement to the contrary:
(i)if you are a permanent resident of California or you are a tax resident of California who is assigned to perform services for Bank of America or any Subsidiary from an office located in California, the Competition restriction and the certification requirement described in this paragraph (c) will not apply to this Award;

(ii)if you live or work in Massachusetts, the Competition restriction and the certification requirement described in this paragraph (c) will apply for no more than one year following the date of your termination of employment; and

(iii)if you live or work in Washington State, the Competition restriction and the certification requirement described in this paragraph (c) will apply for no more than eighteen (18) months following the date of your termination of employment.

(d)COVENANTS.

(i)Non-Solicitation. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, (A) you will not directly or indirectly solicit or recruit for employment or encourage to leave employment with Bank of America or its Subsidiaries, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, any person who is an employee of Bank of America or its Subsidiaries and (B) to the extent permissible under applicable law, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, solicit any client or customer of Bank of America or its Subsidiaries which you actively solicited or with whom you worked or otherwise had material contact in the course of your employment with Bank of America and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, if (1) you are a permanent resident of California or you are a tax resident of California who is assigned to perform services for Bank of America or any Subsidiary from an office located in California, the solicitation restriction described in (B) above will not apply to this Award and (2) you live or work in Washington State, the solicitation restrictions described in (A) and (B) above shall only apply in relation to your employer.

(ii)Detrimental Conduct. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, you will not engage in Detrimental Conduct.

(iii)Hedging or Derivative Transactions. You agree that during any period in which Restricted Stock Units (and any related dividend equivalents) remain payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the long-term performance incentive created by the Restricted Stock Units.

(iv)Remedies. Payment of Restricted Stock Units (and any related dividend equivalents) on the Settlement Date is specifically conditioned on the requirement that at all times prior to such Settlement Date, you do not engage in solicitation, Detrimental Conduct or hedging or derivative transactions, as described in paragraphs (d)(i), (ii) and (iii), during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy such requirements, then the Restricted Stock Units (and any related dividend equivalents) as of the date of such determination shall be canceled as of such date of determination.

(e)PERFORMANCE-BASED CANCELLATION PROVISION. In order to appropriately balance risk and reward, unpaid Restricted Stock Units (and any related dividend equivalents) may be canceled if a loss occurs outside of the ordinary course of business. For Bank of America or a line of business, a “loss” means a pre-tax loss for a fiscal year (as determined under U.S. generally accepted accounting principles in effect as of the close of such fiscal year). A loss in the “ordinary course of business” means a loss resulting from a planned winding down of a business or legacy position. A loss outside of the ordinary course includes (without limitation) losses such as those resulting from risk or compliance violations, deliberate or grossly negligent failures to perform your job duties, or any loss that materially impairs Bank of America’s solvency, liquidity, or capital distribution plans. If a loss outside of the ordinary course of business occurs:

(i)at Bank of America, if you are the Chief Executive Officer, Chief Financial Officer, any Chief Executive Officer direct report who does not lead a line of business, or are any employee who is part of a staff (such as global technology operations, global strategy and marketing, etc.) or key control function (such as audit, compliance, human resources, legal, risk, etc.);

(ii)at Bank of America or your line of business, if you are a senior leader who leads a line of business (e.g., are president or head of such line of business); or

(iii)at your line of business, if you are any employee other than a senior leader who leads a line of business;

then your accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan); (ii) your degree of involvement (including such factors as your current or former leadership role within Bank of America or the line of business, and the degree to which you were involved in decisions that are determined to have contributed to the loss); (iii) your performance; and (iv) such other factors as deemed appropriate. The Compensation and Benefits Committee (for executive officers), Management Compensation Committee (for Band 1 employees) or other management team designated for such purpose, together with key control functions, will review the loss and your accountability. The Compensation and Benefits Committee (for executive officers), Management Compensation Committee (for Band 1 employees) or other management team designated for such purpose will then make a final determination to either take no action or to cancel some or all of your Award. All such determinations will be final and binding.
(f)DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.

All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries, whether initiated by you or your employer, other than (i) a Qualifying Termination, (ii) a termination due to your death or Disability, (iii) a termination with Cause and (iv) a termination in connection with a Change in Control as described in paragraph (b)(iv) above.
Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job duties where such failure is injurious to Bank of America or any Subsidiary, or to Bank of America’s or such Subsidiary’s business interests or reputation; (v) materially breached any written policy applicable to your employment with Bank of America or any of its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.
Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is or later becomes designated as a “Competitive Business” based on the criteria effective as of the date of your termination of employment. If you live or work in Massachusetts, the scope of Competition will be as broad as necessary to protect the legitimate business interests of Bank of America and its Subsidiaries. If you live or work in Washington State, the scope of Competition will only be as broad as allowed by applicable law.

Detrimental Conduct means your serious misconduct or unethical behavior, including any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment, or other improper or intentional conduct causing reputational harm to Bank of America, its Subsidiaries, or a client of Bank of America or its Subsidiaries; (iii) the breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (iv) intentional violation, or grossly negligent disregard, of Bank of America’s or its Subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of your obligations under the Bank of America Corporation Code of Conduct and workplace policies; or (v) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.
Disability is as defined in the Stock Plan.
Good Reason means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (i) a material diminution in your responsibility, authority or duty; (ii) a material diminution in your base salary except for across-the-board salary reductions based on Bank of America and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of Bank of America and its Subsidiaries; or (iii) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.
Good Reason Process means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify Bank of America and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) you cooperate in good faith with Bank of America and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If Bank of America or its Subsidiaries cures the Good Reason condition during the Cure Period, and you terminate your employment with Bank of America and its Subsidiaries due to such condition (notwithstanding its cure), then you will not be deemed to have terminated your employment for Good Reason.
Performance Period means the three (3) calendar year period beginning [date] and ending [date].
Qualifying Termination means your termination of employment with Bank of America and its Subsidiaries after you have (i) a length of service of at least ten (10) years and (ii) a combined age and length of service equal to at least sixty (60). Your length of service will be determined by Bank of America, in its sole discretion, and, in that regard if you participate in a tax-qualified 401(k) plan sponsored by Bank of America or its Subsidiaries, your length of service shall be your “Vesting Service” under the tax-qualified 401(k) plan in which you participate. [For Mr. Montag: Notwithstanding the foregoing, your termination of employment shall be deemed a Qualifying Termination if it occurs on or after the third anniversary of your date of hire.]

Three-year Average Growth in Adjusted TBV means the average year-over-year percentage change in “adjusted tangible book value” for the three (3) calendar years in the Performance Period. For this purpose, “adjusted tangible book value” for each year will equal Bank of America’s total common shareholders’ equity, less (i) the impact of any capital actions approved (or not objected to) by the Federal Reserve Board and/or approved by the Board, and less (ii) the sum of the carrying value of (A) goodwill and (B) intangible assets excluding mortgage servicing rights, adjusted for (C) deferred tax liabilities directly related to (A) and (B). Each year-over-year percentage change is measured after the conclusion of each calendar year using the beginning balance as of January 1 and the ending balance as of December 31 of that year.
Three-year Average ROA means the average “return on assets” for the three (3) calendar years in the Performance Period. For this purpose, “return on assets” will be based on generally accepted accounting principles (“GAAP”) at the conclusion of each year.

2020 EIC BTM Direct Performance RSU Award Agreement
20PEIC-20PEICCA-20PEICMA